UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting material Pursuant to §240.14a-12

USA Technologies, Inc.

(Name of Registrant as Specified In Its Charter)

Hudson Executive Capital LP

HEC Management GP LLC

HEC Master Fund LP

HEC SPV IV LP

Lisa P. Baird

Douglas G. Bergeron

Douglas L. Braunstein

Jacob Lamm

Michael K. Passilla

Ellen Richey

Anne M. Smalling

Shannon S. Warren

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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This filing contains a press release issued by Hudson Executive Capital LP, dated March 30, 2020.

HUDSON EXECUTIVE CAPITAL URGES USA TECHNOLOGIES SHAREHOLDERS TO VOTE THE GOLD PROXY

CARD TODAY “FOR ALL” OF ITS HIGHLY-QUALIFIED, INDEPENDENT NOMINEES

Sends Letter to USA Technologies Shareholders Highlighting Board’s Lack of Accountability and

Oversight, Persistent Negligence and Severe Value Destructive Behaviors

Immediate Change Required to Ensure Strong Governance and Renewed Commitment to Value Creation

Hudson Executive Nominees Have Experience and Expertise Needed to Reinvigorate USAT and

Meaningfully Enhance Shareholder Value

NEW YORK — March 30, 2020 — Hudson Executive Capital LP (“Hudson Executive”), a New York-based investment firm and the largest shareholder of USA Technologies, Inc. (“USAT” or the “Company”) (OTC:USAT) with beneficial ownership of approximately 16.2% of USAT’s common stock, is today sending a letter to USAT shareholders urging them to protect their investment by voting the GOLD proxy card “FOR ALL” of Hudson Executive’s eight highly-qualified, independent director nominees – Lisa P. Baird, Douglas G. Bergeron, Douglas L. Braunstein, Jacob Lamm, Michael Passilla, Ellen Richey, Anne M. Smalling and Shannon Warren – in connection with the Company’s Annual Meeting of Shareholders to be held on April 30, 2020.

In its letter, Hudson Executive highlights the numerous ill-advised actions taken by the USAT Board of Directors, which demonstrate that the Board has failed shareholders and that immediate change is required in the boardroom. Additionally, the letter emphasizes how Hudson Executive’s nominees, if elected, will be fierce advocates for shareholders by working to replace ineffective management, restore proper governance, repair credibility with customers and investors, facilitate prudent capital allocation, and build long-term, sustainable shareholder value.

The full text of Hudson Executive’s letter can be found below.

March 30, 2020

Dear fellow shareholders of USA Technologies, Inc.,

USA Technologies, Inc.’s (“USAT” or the “Company”) April 30th Annual Meeting is just a month away, and we are asking for your support in this critical election. You will finally have the opportunity to reinvigorate the USAT Board of Directors (the “Board”) with eight highly-qualified, independent director candidates, who, if elected, will be fierce advocates for all shareholders. Hudson Executive Capital LP’s (“Hudson Executive”) director nominees intend to hire a new USAT management team after conducting an extensive search that is now well advanced, restore proper governance and management oversight, repair credibility with customers and investors, facilitate prudent capital allocation, and build long-term, sustainable shareholder value.

Simply put, the recent actions taken by the Board during the past year – including the highly misleading assertions in the Company’s definitive proxy materials and the appointment of Donald W. Layden, Jr. as Chief Executive Officer – further underscore this Board’s blatant disregard for corporate governance and shareholder input.

WE URGE YOU TO PROTECT THE VALUE OF YOUR INVESTMENT BY VOTING

THE “GOLD” PROXY CARD TODAY “FOR ALL” OF HUDSON EXECUTIVE’S NOMINEES

Over the past several months, USAT shareholders have heard a lot from both Hudson Executive and the Company. Here are the facts:

•

USAT has not held an annual meeting in nearly two years and fought against Hudson Executive in court in an effort to thwart shareholders from exercising their right to vote. USAT only agreed to hold its Annual Meeting because the Court of Common Pleas of Chester County, Pennsylvania, ordered it to do so by April 30, 2020. USAT still refuses to produce its shareholder list, blocking Hudson Executive’s ability to reach out directly to all shareholders.

•

Less than two months before the annual meeting, the Board appointed Donald W. Layden, Jr. permanent CEO, rewarding him with a multi-million-dollar exit package after he failed to meet his most important stated priorities as interim CEO. The Board completely failed in its duty to prepare for and execute on succession planning – failing to hire a search firm despite commitments made by the incumbent directors and Mr. Layden to do so. The Board also approved reimbursement of extraordinary expenses to its outgoing CEO and significant payments for a new permanent CFO.

•

As interim CEO, Mr. Layden oversaw continued lapses in financial controls and repeated operational failures, including USAT’s official delisting from the Nasdaq after an unsuccessful attempt at an appeal. While Mr. Layden had stated on his first earnings call as CEO last fall that re-listing USAT was his number one priority, today, all shareholders’ shares remain unlisted on a major exchange, impairing liquidity and restricting ownership. Moreover, USAT disclosed in February 2020 that it was forced once again to restate FY19 and 1Q FY20 financials.

•	USAT’s stock price has declined 33% since Mr. Layden was named interim CEO. Other members standing for election on USAT’s slate have overseen a decline of nearly 50% during just the past two years.

•

The Board, including Mr. Layden, approved ill-advised capital allocation decisions and the implementation of a highly-dilutive, imprudent and unnecessary financing agreement in October 2019. They did so despite Hudson Executive’s repeated attempts to offer different financing options and assistance with traditional lenders. All those offers were ignored.

•

The Board has taken multiple steps to entrench itself, including adoption of a highly restrictive “poison pill” and adding onerous provisions to the Company’s bylaws on nominating directors. Worse, this Board is now making baseless accusations regarding state takeover provisions; such accusations are merely the latest in a series of false and materially misleading public statements intended to frustrate Hudson Executive’s solicitation of proxies for the Annual Meeting.

•

The Board continues to make ill-advised, long-term commitments despite an upcoming shareholder vote. USAT entered into a new transaction processing agreement just one month prior to the shareholder vote. Based on prior poor judgements made by the incumbent Board, these new decisions continue to erode value for shareholders.

•

USAT has sought to confuse and manipulate shareholders in connection with the upcoming election of directors by including three Hudson Executive nominees on its slate. To be clear, all of the Hudson Executive nominees, including these three individuals, urge shareholders to vote the “GOLD” proxy card “FOR ALL” of the Hudson Executive nominees.

•

The Board has consistently refused to engage in good faith negotiations with its largest shareholder despite Hudson Executive’s numerous attempts and the quality of individuals we have made available to the Company. For over a year, Hudson Executive has offered highly-qualified director and management candidates to the Company. Just two weeks ago, Hudson Executive made a final attempt to seek substantive change. The Board demanded Mr. Layden remain CEO with full compensation benefits remaining in place and that a majority of existing members remain active members of Board leadership and retain key committee positions.

As the largest shareholder of USAT, our interests are aligned with yours, our fellow shareholders. Together, we must hold the Board accountable for its repeated and persistent negligence, which has resulted in severe shareholder value destruction. This Board has proved that it is incapable of enforcing proper oversight, imposing controls and holding management accountable. The incumbent directors also continue to make false and misleading statements in an attempt to preserve their positions. It is time for new directors who are capable of attracting world-class talent to help manage our Company, ensure strong governance and management oversight, and provide a renewed commitment to creating value for all USAT shareholders.

HUDSON EXECUTIVE NOMINEES HAVE THE EXPERIENCE AND INDUSTRY EXPERTISE REQUIRED TO

REINVIGORATE USAT AND MEANINGFULLY ENHANCE SHAREHOLDER VALUE

Change must begin at the top. It is clear to us that the only way to reverse the status quo at USAT is to implement significant change to both the Board and management team. If elected, Hudson Executive’s eight highly-qualified nominees, will not only bring fresh perspectives and rigorous independent oversight to the boardroom, but also lead a rigorous search process, which is well advanced, to hire a skilled CEO with relevant industry experience and whose incentives are more closely aligned with those of shareholders. But that is not all. As fiduciaries, Hudson Executive’s nominees are focused on executing the following top five priorities:

1.

Installing a culture of accelerated and responsible growth in the underserved micropayments marketplace through expansion of adjacent lines of business, an expanded product set and international sales;

2.	Renegotiating key supplier contracts, many of which we believe to be meaningfully off-market, on terms favorable to the Company;

3.

Bringing discipline to product profitability and generating operating cash flow by focusing on growth and controlling the Company’s expenses; bringing a sense of urgency to liquidity and cash flow given the current challenges presented by Covid-19;

4.	Optimizing the capital structure and costs associated with appropriate financial flexibility; and

5.	Restoring credibility through strong governance, effective controls, and creating long-term value for shareholders.

JOIN US IN VOTING THE “GOLD” PROXY CARD “FOR ALL” OF HUDSON EXECUTIVE’S NOMINEES TODAY

We encourage you to review our proxy materials, which have been updated with the additional proposals USAT included in its proxy materials to ensure shareholders can vote for all proposals on Hudson Executive’s GOLD proxy card. Protect your investment by voting the GOLD proxy card today.

We thank you for your continued support.

Very truly yours,

Douglas L. Braunstein

Founder and Managing Partner

Your Vote Is Important, No Matter How Many or How Few Shares You Own!

Please vote today by telephone or via the Internet using the enclosed GOLD proxy card.

Simply follow the easy instructions on the GOLD proxy card.

If you have questions about how to vote your shares, please contact:

INNISFREE M&A INCORPORATED

Shareholders May Call Toll-free: (877) 750-0502

Banks and Brokers May Call Collect: (212) 750-5833

Cadwalader, Wickersham & Taft LLP and Pepper Hamilton LLP are serving as legal advisors to Hudson Executive.

About Hudson Executive Capital LP

Hudson Executive Capital LP (“Hudson Executive”), based in New York City, is a SEC-registered investment advisor to certain affiliated investment funds.

Press Contact

Jonathan Gasthalter/Nathaniel Garnick

Gasthalter & Co.

212.257.4170

Investor Contact

Scott Winter/Gabrielle Wolf

Innisfree M&A Incorporated

212.750.5833